EXECUTION VERSION
                                                               -----------------

                                AMENDMENT NO. 2
                     TO THE TENDER AND SHAREHOLDER SUPPORT
                           AND ACQUISITION AGREEMENT

                  Amendment No. 2, dated February 20, 2004 (this "Amendment"), to the Tender and Shareholder Support and Acquisition Agreement, dated January 18, 2004, by and among Press Holdings International Limited ("Acquiror"), a corporation organized under the laws of Jersey, The Ravelston Corporation Limited ("Shareholder"), a corporation incorporated under the laws of the Province of Ontario, and The Lord Black of Crossharbour, PC(Can), OC, KCSG ("KS"), a citizen of the United Kingdom of Great Britain and Northern Ireland, as amended by Amendment No. 1, dated February 9, 2004 (the "Agreement"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Agreement.

                             W I T N E S S E T H:

                  WHEREAS, pursuant to Section 22 of the Agreement, Acquiror, Shareholder and KS desire to amend the Agreement and the Schedules thereto as set forth below.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. Amendment to Section 5.G of the Agreement. Section 5.G of the Agreement is hereby amended by (i) replacing the phrase "Except as otherwise provided in Schedule 5.G(ii) and section 7.G, as" from the third sentence of such section with the phrase "As," and (ii) by adding the phrase "and except for the agreements set forth on Schedule 5.G(ii)," before the phrase "on terms satisfactory to the Acquiror . . . ."

         2. Amendment to Section 5.I of the Agreement. Section 5.I of the Agreement is hereby amended by deleting the phrase "or on Schedule 7.G" from the last sentence of such section.

         3. Deletion of Sections 7.A and 7.G of the Agreement. Section 7.A and
Section 7.G of the Agreement are hereby deleted in their entirety and, for greater certainty, any obligations of the parties to the Agreement under such sections shall be null and void ab initio.

         4. Amendment to Section 11.D of the Agreement. Section 11.D of the Agreement is hereby amended by (i) replacing the phrase "7.A-7.C" in the first sentence of such section with the phrase "7.B, 7.C," and (ii) by deleting the phrase "7.G" from the first sentence of such section.

         5. Amendment to Section 24 of the Agreement. Section 24 of the Agreement is hereby amended by deleting the phrase "Schedule 7.G - Support Agreements" from the list of Schedules in such section.

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         6. Amendment to Schedule A of the Agreement. Schedule A of the
Agreement is hereby amended by deleting the definitions of "Support Agreement" and "Support Payment" from such Schedule.

         7. Amendment to, and Restatement of, Schedule 5.G(ii) of the Agreement. Schedule 5.G(ii) of the Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

         8. Amendment to, and Restatement of, Schedule 5.I of the Agreement.
Schedule 5.I of the Agreement is hereby amended and restated in its entirety to read as set forth on Annex B hereto.

         9. Deletion of Schedule 7.G of the Agreement. Schedule 7.G of the Agreement is hereby deleted in its entirety.

         10. Miscellaneous.

                  (a) Effect on Agreement. The Agreement shall continue in full force and effect as amended by this Amendment and this Amendment (including Annex A hereto) constitutes the entire agreement of the parties with respect to the matters set forth herein and therein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein and therein. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern and control. Each and every other term, condition, covenant, representation, warranty and provision set forth in the Agreement shall remain in full force and effect in accordance with the terms of the Agreement. From and after the date hereof, all references in the Agreement to the "Agreement" shall be deemed to mean the Agreement and the Schedules as amended by this Amendment.

                  (b) Counterparts. This Amendment may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce more than one counterpart.

                  (c) Interpretation. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

                  (d) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or

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                           principle that might refer to the laws of
                           another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this Amendment or related to this Amendment.

                  (e) Amendment. This Amendment may be amended only in a writing signed by the parties.

                  (f) Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable Law such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision and this Amendment shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.



                           [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first set out above.


                                    Press Holdings International Limited


                                    By: /s/ ALAN C. MYERS
                                        ----------------------------------------
                                        Name: Alan C. Myers, as Attorney-in-fact


/s/ PETER G. WHITE                      /s/ CONRAD BLACK
-----------------------------------     ----------------------------------------
             Witness                        THE LORD BLACK OF CROSSHARBOUR,
                                                   PC(CAN), OC, KCSG


                                    THE RAVELSTON CORPORATION LIMITED


                                    By: /s/ PETER G. WHITE
                                        ----------------------------------------
                                        Name:   Peter G. White
                                        Title:  Executive Vice President